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                                                                  EXHIBIT (C)(5)

                                AMENDMENT NO. 3
             TO THE SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (SERP)
                                      OF
               SAVANNAH FOODS & INDUSTRIES INC. AND SUBSIDIARIES


          THIS AMENDMENT NO. 3 is made as of the 14th day of July, 1997, by Savannah Foods & Industries, Inc. (the "Company").


                              W I T N E S S E T H:

          WHEREAS, the Board of Directors of the Company adopted the Second Amendment and Restatement of the Supplemental Executive Retirement Plan (SERP) of Savannah Foods & Industries, Inc. and Subsidiaries, effective January 1, 1989, together with subsequent amendments thereto (such plan, as amended to date, being hereinafter referred to as the "Plan"); and

          WHEREAS, pursuant to its authority under Article 11 of the Plan, the Board desires to amend the Plan in certain respects.

          NOW, THEREFORE, effective as of July 14, 1997, the Plan is hereby amended as set forth below:

                                    ITEM ONE

          Section 1.7 of the Plan is hereby amended by adding the following sentence at the end thereof:

     Notwithstanding the foregoing, any transaction pursuant to an agreement to which the Company is a party, which agreement is entered into on or before July 18, 1997, shall not constitute a Change in Control.
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 IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the day and year first above written.


                        SAVANNAH FOODS & INDUSTRIES, INC.


                        By:
                           -------------------------------------
                                         President


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